Exhibit 3.2

CERTIFICATE OF DESIGNATION, PREFERENCES AND

RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK

OF

MARCHEX, INC.

Pursuant to Section 151

of the General Corporation Law of

the State of Delaware

Marchex, Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

That, pursuant to authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors has adopted resolutions providing for the designation, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, of 8,500,000 shares of the Corporation’s Preferred Stock, par value $.01 per share, which resolutions are as follows:

RESOLVED:	That pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors hereby designates a series of Preferred Stock of the Corporation, par value $.01 per share (the “Preferred Stock”), consisting of 8,500,000 shares of the authorized unissued Preferred Stock, as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and hereby fixes such designation and number of shares, and the powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof as set forth below, and that the officers of the Corporation, and each acting singly, are hereby authorized, empowered and directed to file with the Secretary of State of the State of Delaware a Certificate of Designation, Preferences and Rights of the Series A Preferred Stock, as such officer or officers shall deem necessary or advisable to carry out the purposes of this Resolution.

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of the Series A Preferred Stock of the Corporation are as follows:

SERIES A CONVERTIBLE PREFERRED STOCK

8,500,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” (the “Series A Preferred Stock”) with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1. Dividends.

(a) The holders of shares of the Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, annual dividends when and if they may be declared from time to time by the Board of Directors of the Corporation at an annual rate per share equal to eight percent (8%) of the original purchase price paid per share of the Series A Preferred Stock (which amount shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series A Preferred Stock) (the “Purchase Price”). Such dividends shall be cumulative and be deemed to accrue on the Series A Preferred Stock, whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. If such dividends in respect of any prior or current annual dividend period shall not have been declared and paid or if there shall not have been a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart with respect to any class of the Corporation’s capital stock, now or hereafter outstanding. Upon any conversion of the Series A Preferred Stock under Section 4 or 5 hereof, all accumulated and unpaid dividends on the Series A Preferred Stock, whether or not declared, since the date of issue up to and including the date of conversion thereof shall be forgiven.

(b) The Corporation shall not declare or pay any dividends or distributions (as defined below) on any shares of Common Stock until the holders of the Series A Preferred Stock then outstanding shall have first received, or simultaneously receive, a like distribution on each outstanding share of Series A Preferred Stock, in an amount at least equal to the product of (i) the per share amount, if any, of the dividends or distributions to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of whole shares of Class B Common Stock into which such share of Series A Preferred Stock is convertible as of the record date for such dividend or distribution.

(c) For purposes of this Section 1, “distribution” shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in Common Stock or other securities of the Corporation, or the purchase or redemption of shares of the Corporation (other than repurchases of Common Stock held by employees or directors of, or consultants to, the Corporation upon termination of their employment or services pursuant to agreements approved by the Board of Directors providing for such repurchase) for cash or property, including any such transfer, purchase or redemption by a subsidiary of the Corporation.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution may be made with respect to the Common Stock or any other series of capital stock, holders of each share of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, whether such assets are capital, surplus, or capital earnings, an amount equal to such Purchase Price per share of Series A

Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series A Preferred Stock) plus all accrued and unpaid dividends thereon, whether or not earned or declared, since the date of issue up to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up (collectively, the “Liquidation Amount”). If the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount of the Liquidation Amount to which they shall be entitled, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of assets according to the amounts which would be payable with respect to the Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

(b) After the payment of the Liquidation Amount shall have been made in full to the holders of the Series A Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Preferred Stock so as to be available for such payments, the remaining assets of the Corporation legally available for distribution to its stockholders shall be distributed among (i) the holders of classes of capital stock of the Corporation other than Series A Preferred Stock (the “Junior Stock”), and (ii) the holders of shares of Series A Preferred Stock, collectively as one class. Such distribution shall be made to the holders of Series A Preferred Stock and Junior Stock ratably as if each share of the Series A Preferred Stock had been converted into the number of shares of Class B Common Stock issuable upon the conversion of a share of Series A Preferred Stock immediately prior to any such liquidation, dissolution or winding up of the Corporation.

(c) Any (i) merger or consolidation which results in the voting securities of the Corporation outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than a majority of the combined voting power of the voting securities of the Corporation or such surviving or acquiring entity outstanding immediately after such merger or consolidation, (ii) sale of all or substantially all of the assets of the Corporation or (iii) sale of shares of capital stock of the Corporation, in a single transaction or series of related transactions, representing at least 50% of the voting power of all of the outstanding voting securities of the Corporation (treated as a single class), shall be deemed to be a liquidation of the Corporation, and all consideration payable to the stockholders of the Corporation (in the case of a merger or consolidation), or all consideration payable to the Corporation (net of obligations owed by the Corporation), together with all other available assets of the Corporation (in the case of an asset sale), shall be distributed to the holders of capital stock of the Corporation in accordance with Subsections 2(a) and 2(b) above. The Corporation shall promptly provide to the holders of shares of Series A Preferred Stock such information concerning the terms of such merger, consolidation or asset sale and the value of the assets of the Corporation as may reasonably be requested by the holders of Series A Preferred Stock. If applicable, the Corporation shall cause the agreement or plan of merger or consolidation to provide for a rate at which the shares of capital stock of the Corporation are converted into or exchanged for cash, new securities or other property which gives effect to this provision. The amount deemed distributed to the holders of Series A Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation and/or by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in the good faith exercise of its business judgment by the Board of Directors of the Corporation.

3. Voting. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Class B Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 4 hereof) as of the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law or by the provisions of Section 7 below or by the provisions establishing any other series of stock, holders of Series A Preferred Stock and of any other outstanding series of stock shall vote together with the holders of Class A Common Stock and Class B Common Stock as a single class.

4. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing the Purchase Price for such shares of Series A Preferred Stock by the Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” shall initially be equal to the Purchase Price. Such Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Class B Common Stock, shall be subject to adjustment as provided below.

In the event of a notice of redemption of any shares of Series A Preferred Stock pursuant to Section 6 hereof, the Conversion Right of the shares designated for redemption shall terminate at the close of business on the first full day preceding the date fixed for redemption, unless the redemption price is not paid when due, in which case the Conversion Right for such shares shall continue until such price is paid in full. In the event of a liquidation of the Corporation (or deemed liquidation under Section 2(c) hereof), the Conversion Right shall terminate at the close of business on the first full business day preceding the date fixed for the payment of any amounts distributable on liquidation (or deemed liquidation under Section 2(c) hereof) to the holders of Series A Preferred Stock.

(b) Fractional Shares. No fractional shares of Class B Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

(c) Mechanics of Conversion.

(i) In order for a holder of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Class B Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock, at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class B Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Class B Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Class B Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Class B Common Stock at such adjusted Conversion Price.

(iii) Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Class B Common Stock delivered upon conversion.

(iv) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Class B Common Stock in exchange therefor.

(v) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Class B Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Class B Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Adjustments to Conversion Price for Diluting Issues:

(i) Special Definitions. For purposes of this Subsection 4(d), the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “Original Issue Date” shall mean the date on which a share of Series A Preferred Stock was first issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than:

(I)	shares of Common Stock issued or issuable as a dividend or other distribution on Series A Preferred Stock;

(II)	shares of Common Stock issued or issuable by reason of a dividend or other distribution on shares of Common Stock that is covered by Subsection 4(e) or 4(f) below;

(III)	shares of Class B Common Stock issued or issuable upon conversion of shares of Series A Preferred Stock or shares of Class B Common Stock issued or issuable upon conversion of shares of Class A Common Stock;

(IV)	shares of Class B Common Stock issued or issuable to employees, officers or directors of, or consultants to, the Corporation pursuant to the Company’s 2003 Stock Incentive Plan;

(V)	shares of Common Stock, Series A Preferred Stock, options and/or warrants issued in connection with a merger, strategic investment, joint venture or other similar type of transaction, as determined by the Board of Directors; and

(VI)	up to an aggregate of 250,000 shares of Class A Common Stock issued or issuable to founders, directors or officers of, the Corporation.

(ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Class B Common Stock into which the Series A Preferred Stock is convertible shall be made (a) unless the consideration per share (determined pursuant to Subsection 4(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares, or (b) if prior to or within sixty (60) days subsequent to such issuance, the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

(iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock.

If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) No further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) Upon the expiration or termination of any unexercised Option, the Conversion Price shall not be readjusted, but the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall not be deemed issued for the purposes of any subsequent adjustment of the Conversion Price;

(D) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change; and

(E) No readjustment pursuant to clause (B) or (D) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

In the event the Corporation, after the Original Issue Date, amends any Options or Convertible Securities (whether such Options or Convertible Securities were outstanding on the Original Issue Date or were issued after the Original Issue Date) to increase the number of shares issuable thereunder or decrease the consideration to be paid upon exercise or conversion thereof, then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the Original Issue Date and the provisions of this Subsection 4(d)(iii) shall apply.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.

In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii), but excluding shares issued as a stock split or combination as provided in Subsection 4(e) or upon a dividend or distribution as provided in Subsection 4(f)), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issuance, then in such event, the Conversion Price then in effect shall be decreased, concurrently with such issuance, by multiplying the Conversion Price then in effect by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issuance plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such Additional Shares of Common Stock so issued; provided that, (i) for the purpose of this Subsection 4(d)(iv), all shares of Common Stock issuable upon exercise or conversion of Options or Convertible Securities outstanding immediately prior to such issuance shall be deemed to be outstanding, and (ii) for the purpose of this Subsection 4(d)(iv), the number of shares of Common Stock deemed issuable upon conversion of such outstanding Convertible Securities shall not give effect to any adjustments to the conversion price or conversion rate of such Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

(v) Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(I) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock which are comprised of shares of the same series or class of Convertible Securities, and such issuance dates occur within a period of no more than one hundred twenty (120) days, then, upon the final such issuance, the Conversion Price shall be adjusted to give effect to all such issuances as if they occurred on the date of the final such issuance (and without giving effect to any adjustments as a result of such prior issuances within such period).

(e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Class B Common Stock in a number equal to the number of shares of Class B Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Class B Common Stock on the date of such event.

(g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for the Series A Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series A Preferred Stock been converted into Class B Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series A Preferred Stock; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Class B Common Stock on the date of such event.

(h) Adjustment for Reclassification, Exchange, or Substitution. If the Class B Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Class B Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(i) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation, each share of Series A Preferred Stock, if any, remaining outstanding after such consolidation, merger or sale shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Class B Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(j) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Class B Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock.

(l) Notice of Record Date. In the event:

(i)	that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

(ii)	that the Corporation subdivides or combines its outstanding shares of Common Stock;

(iii)	of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

(iv)	of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock, and shall cause to be mailed to the holders of the Series A Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten (10) days prior to the date specified in (A) below or twenty (20) days before the date specified in (B) below, a notice stating

(A)	the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B)	the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

5. Mandatory Conversion.

(a) Upon the closing of the sale of shares of Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $20,000,000 of gross proceeds to the Corporation (the “Mandatory Conversion Date”), (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Class B Common Stock, at the then effective conversion rate, and (ii) all provisions hereof included under the caption “Series A Convertible Preferred Stock”, and all references herein to the Series A Preferred Stock, shall be deleted and shall be of no further force or effect.

(b) All holders of record of shares of Series A Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series A Preferred Stock, pursuant to this Section 5. Such notice need not be given in advance of the occurrence of a Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Series A Preferred Stock at such holder’s address last shown on the records of the transfer agent for the Series A Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Class B Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, all rights with respect to the Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Class B Common Stock into which such Series A Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series A Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Class B Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c) All certificates evidencing shares of Series A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Series A Preferred Stock represented thereby converted into Class B Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

6. Redemption of Series A Preferred Stock.

(a) Redemption Notice. If requested in writing by the holders of a majority of the Series A Preferred Stock then outstanding after March 31, 2011 but no later than thirty (30) days prior to March 31, 2011 (the “First Redemption Date”), the Corporation shall redeem the Specified Number (as defined below) of shares of Series A Preferred Stock as set forth below. If requested in writing by the holders of a majority of the Series A Preferred Stock after the First Redemption Date but prior to thirty (30) days before March 31, 2012 (the “Second Redemption Date”), the Corporation shall redeem the Specified Number of shares of Series A Preferred Stock as set forth below. If requested in writing by the holders of a majority of the Series A Preferred Stock after the Second Redemption Date but prior to thirty (30) days before March 31, 2013 (the “Third Redemption Date”), the Corporation shall redeem the Specified Number of shares of Series A Preferred Stock as set forth below. The First Redemption Date, Second Redemption Date, Third Redemption Date and Final Redemption Date (as defined below) are referred to individually as a “Redemption Date”.

Upon receipt of each redemption request pursuant to this Section 6(a), within thirty (30) days after the applicable Redemption Date, the Corporation shall redeem from each holder of Series A Preferred Stock the Specified Number of the shares of Series A Preferred Stock held by such holder at a price per share equal to the Purchase Price (as adjusted for stock splits, stock combinations, stock dividends and recapitalizations), plus all accrued and unpaid dividends thereon, whether or not earned or declared, since the date of issue up to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock under this Section 6 (the “Redemption Amount”).

With respect to any holder of shares of Series A Preferred Stock, the “Specified Number” shall be (A) with respect to the First Redemption Date, one-third of the number of shares of Series A Preferred Stock such holder holds on such date; (B) with respect to the Second Redemption Date, one-third of the number of shares of Series A Preferred Stock such holder held on the First Redemption Date; and (C) with respect to the Third Redemption Date, one-third of the number of shares of Series A Preferred Stock such holder held on the First Redemption Date.

If any shares of Series A Preferred Stock are not redeemed after the Third Redemption Date and if requested in writing by a majority of the Series A Preferred Stock then outstanding after the Third Redemption Date, but prior to March 31, 2014 (the “Final Redemption Date”), the Corporation shall redeem all of the shares of Series A Preferred Stock then held by such holder.

Not later than thirty (30) days after the Company receives a redemption request in connection with the First Redemption Date, Second Redemption Date, Third Redemption Date or the Final Redemption Date, as the case may be, the Corporation shall mail, postage prepaid to each holder of record of the Series A Preferred Stock at its address shown on the records of the Corporation a redemption notice (the “Redemption Notice”), which shall set forth the Redemption Date, the Redemption Amount and that the holder is to surrender to the Corporation, at the place designated therein, the holder’s certificate or certificates representing the Specified Number of shares of Series A Preferred Stock to be redeemed. The Redemption Amount shall be paid, in a lump sum payment to each holder of Series A Preferred Stock, within thirty (30) days subsequent to the applicable Redemption Date. If within thirty (30) days after the applicable Redemption Date sufficient funds are not legally available to redeem all shares required to be redeemed, the funds legally available shall be used to redeem the maximum possible number of shares ratably among the holders based upon the aggregate Redemption Price of their respective holdings of such shares, and the remaining shares shall be redeemed as soon as possible after funds become legally available.

(b) Mechanics of Redemption. Each holder of shares of Series A Preferred Stock to be redeemed shall surrender such holder’s certificate or certificates representing such shares, duly endorsed in blank or accompanied by a duly endorsed stock power attached thereto, to the Corporation at the place designated in the Redemption Notice, and thereupon the Redemption Amount for such shares as set forth in this Section 6 shall be paid to the order of the person whose name appears on such certificate or certificates and each surrendered certificate shall be canceled and retired. If applicable, the Corporation shall issue to each holder redeeming shares on the First Redemption Date, the Second Redemption Date or the Third Redemption Date, as the case may be, a new certificate representing the number of shares of Series A Preferred Stock not redeemed by such holder on such Redemption Date. If any shares of Series A Preferred Stock are not redeemed solely because a holder fails to surrender the certificate or certificates representing such shares pursuant to this Section 6, then, from and after the applicable Redemption Date, and except for the continuing right to receive payment under this Section 6 (which shall not bear interest), such shares of Series A Preferred Stock thereupon subject to redemption shall not be entitled to any further rights as Series A Preferred Stock.

(c) Failure to Redeem. In the event that the Corporation fails within sixty (60) days after any Redemption Date to redeem the full number of shares of Series A Preferred Stock requested to be redeemed pursuant to Section 6(a) on such Redemption Date for the full Redemption Amount, for any reason including, but not limited to, lack of sufficient legally available funds, then the Redemption Amount owed on that Redemption Date shall accrue interest at the rate of 10% per annum but no further dividends shall accrue on such shares of Series A Preferred Stock pursuant to Section 1(a), payable quarterly in arrears.

7. Restrictions and Limitations.

(a) Corporate Action. Except as expressly provided herein or as required by law, so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any subsidiary (which shall mean any corporation, association or other business entity which the Corporation and/or any of its other subsidiaries directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting shares of such corporation or trust, other than directors’ qualifying shares) to, without the approval by vote or written consent by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class:

(i) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), or declare and pay or set aside funds for the payment of any dividend with respect to any share or shares of capital stock, except (aa) as required or permitted hereunder, and (bb) for repurchases of Common Stock held by employees or directors of, or consultants to, the Corporation upon termination of their employment or services pursuant to agreements approved by the Board of Directors providing for such repurchase, and (cc) for any purchase of Shares (as defined in the Stockholders’ Agreement) by the Corporation upon exercise of the Corporation’s right of first refusal pursuant to Section 3 of the Stockholders’ Agreement, by and between the Corporation and the Stockholders named therein;

(ii) authorize or issue, or obligate itself to authorize or issue, additional shares of Series A Preferred Stock; or

(iii) authorize or issue, or obligate itself to authorize or issue, any equity security senior to or on parity with the Series A Preferred Stock as to dividend rights, liquidation preferences or redemption rights.

(b) Amendments to Charter. The Corporation shall not amend its Certificate of Incorporation, or waive any provision thereof, without the approval, by vote or written consent, by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, if such amendment or waiver would amend or waive any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Series A Preferred Stock.

8. No Dilution or Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of stock receivable on the conversion of the Series A Preferred Stock above the amount payable therefor on such conversion, (b) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series A Preferred Stock from time to time outstanding, and (c) will not consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Corporation (if the Corporation is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all of the terms of the Series A Preferred Stock set forth herein.

9. Waiver. Any of the rights of the holders of Series A Preferred Stock set forth herein may be waived by the affirmative vote or written consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its Chief Executive Officer this 26th day of February, 2003.

MARCHEX, INC.

By:	/s/ RUSSELL C. HOROWITZ

Name: Russell C. Horowitz
Title: Chief Executive Officer

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